Exhibit 99.1

Goldman Sachs BDC, Inc. Reports September 30, 2024 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – November 7, 2024

NEW YORK —  (BUSINESS WIRE) —  Goldman Sachs BDC, Inc. (“GSBD”, the “Company”, “we”, “us”, or “our”) (NYSE: GSBD) today reported financial results for the third quarter ended September 30, 2024 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•

Net investment income per share for the quarter ended September 30, 2024 was $0.58. Excluding purchase discount amortization per share of $0.01 from the Merger (as defined below), adjusted net investment income per share was $0.57, equating to an annualized net investment income yield on book value of 16.8%.[1] Earnings per share for the quarter ended September 30, 2024 was $0.32.

•	Net asset value (“NAV”) per share for the quarter ended September 30, 2024 decreased 1.0% to $13.54 from $13.67 as of June 30, 2024.

•

As of September 30, 2024, the Company’s total investments at fair value and commitments were $4,017.5 million, comprised of investments in 167 portfolio companies across 41 industries. The investment portfolio was comprised of 97.6% senior secured debt, including 96.3% in first lien investments[2].

•

During the quarter, the Company had gross originations of approximately $376.6 million of which $212.7 million were funded. Fundings of previously unfunded commitments for the quarter were $47.0 million and sales and repayments activity totaled $329.1 million, resulting in net funded investment activity of $(69.4) million.

•

During the quarter, there were changes to accrual status for two portfolio companies. Pluralsight, Inc. was restructured and one first lien position remained on non-accrual status and another first lien position was restored to accrual status. Additionally, we exited Zodiac Intermediate, LLC, also known as Zipari, which had previously been on non-accrual status through a sale of the company. As of September 30, 2024, investments on non-accrual status amounted to 2.2% and 4.5% of the total investment portfolio at fair value and amortized cost, respectively.

•	The Company’s ending net debt-to-equity ratio was 1.16x as of September 30, 2024 and 1.19x as of June 30, 2024.

•	As of September 30, 2024, 66.7% of the Company’s approximately $1,887.8 million aggregate principal amount of debt outstanding was comprised of unsecured debt and 33.3% was comprised of secured debt.[4]

•	The Company’s Board of Directors declared a regular fourth quarter 2024 dividend of $0.45 per share payable to shareholders of record as of December 31, 2024.[3]

•

On November 15, 2023, the Company entered into an equity distribution agreement, pursuant to which it may issue up to $200 million in aggregate offering price of shares of its common stock through at-the-market offerings. During the three months ended September 30, 2024, the Company issued and sold 285,037 shares for net proceeds of approximately $3.9 million, net of underwriting and offering costs of approximately $0.1 million.

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of September 30, 2024	As of June 30, 2024
Investment portfolio, at fair value[2]	$3,442.1	$3,518.7
Total debt outstanding[4]	$1,887.8	$1,955.1
Net assets	$1,586.1	$1,595.9
Net asset value per share	$13.54	$13.67
Ending net debt to equity	1.16x	1.19x

(in $ millions, except per share data)	Three Months Ended September 30, 2024	Three Months Ended June 30, 2024
Total investment income	$110.4	$108.6

Net investment income after taxes	$68.2	$67.0
Less: Purchase discount amortization	1.0	1.8
Adjusted net investment income after taxes[1]	$67.2	$65.2

Net realized and unrealized gains (losses)	$(30.9)	$(121.4)
Add: Realized/Unrealized depreciation from the purchase discount	1.0	1.8
Adjusted net realized and unrealized gains (losses)[1]	$(29.9)	$(119.6)

Net investment income per share (basic and diluted)	$0.58	$0.59
Less: Purchase discount amortization per share	0.01	0.02
Adjusted net investment income per share[1]	$0.57	$0.57

Weighted average shares outstanding	116.9	114.4
Regular distribution per share	$0.45	$0.45

Total investment income for the three months ended September 30, 2024 and June 30, 2024 was $110.4 million and $108.6 million, respectively. The increase in total investment income was due to higher levels of new originations.

Net expenses before taxes for the three months ended September 30, 2024 and June 30, 2024 were $40.7 million and $40.4 million, respectively. Net expenses increased by $0.3 million, primarily driven by an increase in the interest expense due to higher average daily borrowing as compared to the previous quarter.

INVESTMENT ACTIVITY2

The following table summarizes investment activity for the three months ended September 30, 2024:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$369.5	98.1%	$319.6	97.2%
1st Lien/Last-Out Unitranche	—	—	0.1	—%[10]
2nd Lien/Senior Secured Debt	—	—	—	—
Unsecured Debt	7.1	1.9	—	—
Preferred Stock	—	—	9.3	2.8
Common Stock	—	—	0.1	—%[10]

Total	$376.6	100.0%	$329.1	100.0%

During the three months ended September 30, 2024, new investment commitments were across fifteen new portfolio companies and nineteen existing portfolio companies. Sales and repayments were primarily driven by the repayment and refinancing of our investments in ten portfolio companies.

PORTFOLIO SUMMARY2

As of September 30, 2024, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$3,153.3	91.6%
1st Lien/Last-Out Unitranche	163.3	4.7
2nd Lien/Senior Secured Debt	42.9	1.3
Unsecured Debt	16.3	0.5
Preferred Stock	30.1	0.9
Common Stock	35.8	1.0
Warrants	0.4	— [10]

Total	$3,442.1	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	September 30, 2024	December 31, 2023
Number of portfolio companies	167	144
Percentage of performing debt bearing a floating rate[5]	99.4%	99.9%
Percentage of performing debt bearing a fixed rate[5]	0.6%	0.1%
Weighted average yield on debt and income producing investments, at amortized cost[6]	11.8%	12.6%
Weighted average yield on debt and income producing investments, at fair value[6]	13.9%	13.8%
Weighted average leverage (net debt/EBITDA)[7]	6.3x	6.1x
Weighted average interest coverage[7]	1.7x	1.5x
Median EBITDA[7]	$62.49 million	$53.98 million

As of September 30, 2024, investments on non-accrual status represented 2.2% and 4.5% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2024, the Company had $1,887.8 million aggregate principal amount of debt outstanding, comprised of $627.8 million of outstanding borrowings under its senior secured revolving credit facility (“Revolving Credit Facility”), $360.0 million of unsecured notes due 2025, $500.0 million of unsecured notes due 2026 and $400.0 million of unsecured notes due 2027. The combined weighted average interest rate on debt outstanding was 5.31% for the three months ended September 30, 2024. As of September 30, 2024, the Company had $1,069.3 million of availability under its Revolving Credit Facility and $54.5 million in cash and cash equivalents.4,8

The Company’s ending net debt-to-equity leverage ratio was 1.16x for the three months ended September 30, 2024, as compared to 1.19x for the three months ended June 30, 2024. 9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, November 8, 2024 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (800) 289-0459; international callers should dial +1 (929) 477-0443; conference ID 427709. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. An archived replay will be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1)

On October 12, 2020, we completed our merger (the “Merger”) with Goldman Sachs Middle Market Lending Corp. (“MMLC”). The Merger was accounted for as an asset acquisition in accordance with ASC 805-50, Business Combinations —  Related Issues. The consideration paid to MMLC’s stockholders was less than the aggregate fair values of the assets acquired and liabilities assumed, which resulted in a purchase discount (the “purchase discount”). The purchase discount was allocated to the cost of MMLC investments acquired by us on a pro-rata basis based on their relative fair values as of the closing date. Immediately following the Merger with MMLC, we marked the investments to their respective fair values and, as a result, the purchase discount allocated to the cost basis of the investments acquired was immediately recognized as unrealized appreciation on our Consolidated Statement of Operations. The purchase discount allocated to the loan investments acquired will amortize over the life of each respective loan through interest income, with a corresponding adjustment recorded as unrealized appreciation on such loan acquired through its ultimate disposition. The purchase discount allocated to equity investments acquired will not amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, we will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

As a supplement to our financial results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we have provided, as detailed below, certain non-GAAP financial measures to our operating results that exclude the aforementioned purchase discount and the ongoing amortization thereof, as determined in accordance with GAAP. The non-GAAP financial measures include i) Adjusted net investment income per share; ii) Adjusted net investment income after taxes; and iii) Adjusted net realized and unrealized gains (losses). We believe that the adjustment to exclude the full effect of the purchase discount is meaningful because it is a measure that we and investors use to assess our financial condition and results of operations. Although these non-GAAP financial measures are intended to enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The aforementioned non-GAAP financial measures may not be comparable to similar non-GAAP financial measures used by other companies.

2)

The discussion of the investment portfolio excludes the investment, if any, in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of September 30, 2024, the Company had an investment of $1.5 million in the money market fund.

3)	The $0.45 per share dividend is payable on January 27, 2025 to stockholders of record as of December 31, 2024.

4)	Total debt outstanding excludes netting of debt issuance costs of $9.7 million and $11.5 million, respectively, as of September 30, 2024 and June 30, 2024.

5)

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, placed on non-accrual.

6)

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the investment. Excludes the purchase discount and amortization related to the Merger.

7)

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excludes investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also compare that amount of EBITDA to the portfolio company’s contractual interest expense (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excludes investments where net debt-to-EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of September 30, 2024 and June 30, 2024, investments where net debt-to-EBITDA may not be the appropriate measure of credit risk represented 24.9% and 27.8%, respectively, of total debt investments at fair value.

8)

The Company’s Revolving Credit Facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of September 30, 2024. As a result, the Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

9)	The ending net debt-to-equity leverage ratio is calculated by using the total borrowings net of cash divided by equity as of September 30, 2024 and excludes unfunded commitments.

10)	Amount rounds to less than 0.1%.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	September 30, 2024 (Unaudited)	December 31, 2023
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $3,502,026 and $3,500,119)	$3,336,893	$3,371,910
Non-controlled affiliated investments (cost of $138,303 and $73,672)	105,236	42,419

Total investments, at fair value (cost of $3,640,329 and $3,573,791)	$3,442,129	$3,414,329
Investments in affiliated money market fund (cost of $1,527 and $—)	1,527	—
Cash	52,957	52,363
Interest and dividends receivable	32,789	38,534
Deferred financing costs	12,721	14,937
Other assets	3,371	2,656

Total assets	$3,545,494	$3,522,819

Liabilities
Debt (net of debt issuance costs of $9,700 and $5,447)	$1,878,107	$1,826,794
Interest and other debt expenses payable	8,186	13,369
Management fees payable	8,855	8,708
Incentive fees payable	—	13,041
Distribution payable	52,723	49,304
Unrealized depreciation on foreign currency forward contracts	917	726
Secured borrowings	2,473	—
Accrued expenses and other liabilities	8,145	9,052

Total liabilities	$1,959,406	$1,920,994

Commitments and contingencies
Net assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 117,161,940 and 109,563,525 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively)	117	110
Paid-in capital in excess of par	1,940,934	1,826,294
Distributable earnings (loss)	(354,963)	(224,579)

Total net assets	$1,586,088	$1,601,825

Total liabilities and net assets	$3,545,494	$3,522,819

Net asset value per share	$13.54	$14.62

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$97,917	$109,117	$289,185	$309,199
Payment-in-kind income	9,961	9,221	34,452	25,673
Dividend income	1	—	1	—
Other income	794	809	2,427	2,355
From non-controlled affiliated investments:
Dividend income	468	256	1,650	501
Interest income	1,218	590	2,708	1,629
Payment-in-kind income	20	53	85	153
Other income	34	10	65	33

Total investment income	$110,413	$120,056	$330,573	$339,543

Expenses:
Interest and other debt expenses	$29,298	$28,174	$86,015	$83,213
Incentive fees	—	6,237	10,882	36,376
Management fees	8,855	8,870	26,452	26,761
Professional fees	1,335	982	3,651	2,748
Directors’ fees	207	204	621	619
Other general and administrative expenses	1,046	1,137	3,143	3,220

Total expenses	$40,741	$45,604	$130,764	$152,937

Fee waivers	$—	$—	$—	$(1,986)

Net expenses	$40,741	$45,604	$130,764	$150,951

Net investment income before taxes	$69,672	$74,452	$199,809	$188,592

Income tax expense, including excise tax	$1,490	$1,503	$3,809	$3,155

Net investment income after taxes	$68,182	$72,949	$196,000	$185,437

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$(83,796)	$(5,180)	$(131,446)	$(44,394)
Non-controlled affiliated investments	—	—	(2,015)	—
Foreign currency and other transactions	60	(10)	4,504	185
Net change in unrealized appreciation (depreciation) from:
Non-controlled/non-affiliated investments	56,413	(17,813)	(34,705)	6,578
Non-controlled affiliated investments	(352)	(2,089)	(1,814)	(1,912)
Foreign currency forward contracts	(377)	232	(191)	103
Foreign currency translations and other transactions	(2,813)	3,568	(4,968)	(57)

Net realized and unrealized gains (losses)	$(30,865)	$(21,292)	$(170,635)	$(39,497)

(Provision) benefit for taxes on realized gain/loss on investments	$(189)	$—	$(333)	$—
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	$(47)	$(62)	$288	$(618)

Net increase (decrease) in net assets from operations	$37,081	$51,595	$25,320	$145,322

Weighted average shares outstanding	116,942,390	109,535,156	113,805,819	107,881,454
Basic and diluted net investment income per share	$0.58	$0.67	$1.72	$1.72
Basic and diluted earnings (loss) per share	$0.32	$0.47	$0.22	$1.35

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Austin Neri, 212-902-1000

Media Contact: Victoria Zarella, 212-902-5400

Source: Goldman Sachs BDC, Inc.